Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces Third Quarter 2016 Financial Results

Delivered Record Quarterly Total Investment Income and $0.39 Increase In Net Asset Value Per Share

Declares Fourth Quarter 2016 Distribution of $0.36 Per Share

Menlo Park, Calif., November 7, 2016 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company” or "TPVG"), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, today announced its financial results for the third quarter of 2016.  TPVG also declared a fourth quarter 2016 distribution of $0.36 per share.

Third Quarter 2016 Highlights:

•	GAAP net investment income and core net investment income[1] of $6.5 million ($0.40 per share).
•	Net realized and unrealized investment gains of $4.9 million ($0.31 per share).
•	Four portfolio company exits during the quarter including the acquisitions of Dollar Shave Club and Jet.com, the initial public offering of Nutanix, and the announced acquisition of Endochoice.
•	Net increase in net assets resulting from operations of $11.4 million, or $0.71 per share.
•	Net asset value per share increased by $0.39 to $13.44 per share, as of September 30, 2016.
•	$89.0 million of signed term sheets; closed $69.0 million of new debt commitments to venture growth stage companies.
•	Funded approximately $15.0 million in new investments with a 15.0% weighted average yield on new loans at origination and received prepayments of $10.0 million in principal balance.
•	Total investment portfolio fair value at September 30, 2016 of $308.9 million, includes 36 warrant and equity investments with a fair value of $16.3 million.
•	15.1% weighted average annualized portfolio yield on debt investments for the third quarter.
•	Repurchased 295,744 shares of common stock for an aggregate $3.4 million.
•	Declared a third quarter distribution of $0.36 per share, paid on September 16, 2016.
•	Subsequent to the end of the third quarter, the Board of Directors extended the Company’s existing $25 million share buy-back program to October 2017.

“Our results for the third quarter demonstrate the earnings power of our investment platform,” said Jim Labe, chairman and chief executive officer of TPVG.  “We delivered our highest quarterly total investment income, generated substantial realized and unrealized gains, and grew the investment portfolio for the fifth quarter in a row.”

“We continue to execute on our strategy of deploying our capital in a disciplined fashion at attractive risk adjusted returns,” said Sajal Srivastava, president and chief investment officer of the Company.  “The combination of our growing investment portfolio, strong portfolio yield, portfolio company exits, and share repurchases enabled us to generate earnings in excess of our dividend and increase our net asset value.”

Portfolio and Investment Activity

[1]

Core net investment income is a non-GAAP measure and is provided in addition to, but not as a substitute for, net investment income.  Core net investment income represents net investment income excluding the Company’s capital gains incentive fee.  See additional information under “Reconciliation of Core Net Investment Income” below.

During the third quarter of 2016, the Company entered into $69.0 million of new commitments, funded two loans and one equipment financing totaling $15.0 million in principal balance, and acquired warrants, equity and related investments valued at $0.5 million.  The new debt investments funded during the quarter had a 15.0% weighted average annualized portfolio yield at origination. The Company’s weighted average annualized portfolio yield on debt investments for the third quarter was 15.1%; excluding the impact of prepayment income, the weighted average portfolio yield was 13.7%. The Company calculates weighted average portfolio yield as the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period.1

As of September 30, 2016, the Company had 89 investments in 32 companies, and the total cost and fair value of these investments were $306.6 million and $308.9 million, respectively. Total portfolio investment activity as of and for the three and nine months ended September 30, 2016 and 2015 was as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(dollars in thousands)	2016	2015	2016	2015
Beginning portfolio at fair value	$ 299,649	$ 208,254	$ 271,717	$ 257,971
New debt investments	14,659	51,792	91,932	68,701
Principal payments and sale proceeds received from investments	(3,535)	(2,766)	(7,660)	(14,400)
Early pay-offs	(10,000)	—	(41,115)	(56,881)
Accretion of debt investment fees	2,296	3,112	4,821	5,213
New warrants	334	692	1,677	1,186
New equity investments	196	—	196	750
Payment-in-kind coupon	316	—	1,284	—
Net realized gains (losses) on investments	1,081	—	(20,906)	(317)
Net unrealized gains (losses) on investments	3,861	1,046	6,911	(93)
Ending portfolio at fair value	$ 308,857	$ 262,130	$ 308,857	$ 262,130

Signed Term Sheets

During the third quarter of 2016, TriplePoint Capital LLC (“TPC”) entered into $89.0 million of non-binding term sheets to venture growth stage companies.  All of these opportunities are subject to a number of conditions including completion of due diligence, negotiation of definitive documentation, and investment committee approval, as well as compliance with TPC’s allocation policy.  Accordingly, there is no assurance that any or all of these transactions will be completed or assigned to the Company even though the Company is the primary vehicle through which TPC focuses its venture growth stage business.

Debt Investment Commitments

As of September 30, 2016, the Company’s unfunded commitments totaled $115.5 million of which $38.0 million is dependent upon customers reaching certain milestones. Of the $115.5 million of unfunded commitments, $38.5 million will expire during 2016, $72.0 million will expire during 2017 and $5.0 million will expire during 2018 if not drawn prior to expiration.  Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for the Company.

[1]

The Company’s weighted average annualized portfolio yield on debt investments may be higher than an investor’s yield on an investment in shares of its common stock. The weighted average annualized portfolio yield on debt investments does not reflect operating expenses that may be incurred by the Company. In addition, the Company’s weighted average annualized portfolio yield on debt investments disclosed above do not consider the effect of any sales commissions or charges that may be incurred in connection with the sale of shares of its common stock.

Results of Operations

For the third quarter of 2016, the Company’s total investment and other income was $12.5 million as compared to $9.2 million for the third quarter of 2015, representing a weighted average annualized portfolio yield on its debt investments of 15.1% during the third quarter of 2016 as compared to 17.5% for the third quarter of 2015. For the nine months ended September 30, 2016, the Company’s total investment and other income was $33.0 million, representing a weighted average annualized portfolio yield on its debt investments of 14.7% as compared to $30.7 million and a weighted average annualized portfolio yield on its debt investments of 16.7% for the nine months ended September 30, 2015.

Operating expenses for the third quarter of 2016 were $6.0 million as compared to $4.6 million for the third quarter of 2015.  Operating expenses for the third quarter of 2016 consisted of $2.0 million of interest expense and amortization of deferred credit facility costs, $1.4 million of base management fees, $1.6 million of income incentive fee, $0.4 million of administration agreement expenses and $0.6 million of general and administrative expenses. The Company’s operating expenses were $14.8 million and $14.7 million for the nine months ended September 30, 2016 and 2015, respectively.

For the third quarter of 2016, the Company recorded net investment income and core net investment income of $6.5 million, or $0.40 per share, as compared to $4.7 million, or $0.28 per share of net investment income and $4.9 million, or $0.29 per share of core net investment income for the third quarter of 2015.   The Company’s net investment income and core net investment income were both $18.2 million, or $1.12 per share during the nine months ended September 30, 2016. This compares to $15.9 million, or $1.10 per share of net investment income and $15.8 million, or $1.09 per share of core net investment income during the nine months ended September 30, 2015.

For the third quarter of 2016, the Company recorded net realized and unrealized gains of $4.9 million, or $0.31 per share, as compared to net unrealized gains of $1.0 million, or $0.06 per share, for the third quarter of 2015.

The Company’s net increase in net assets resulting from operations for the third quarter of 2016 was approximately $11.4 million, or $0.71 per share, as compared to a net increase of $5.7 million, or $0.34 per share, for the third quarter of 2015. For the nine months ended September 30, 2016, the Company’s net increase in net assets resulting from operations was approximately $4.2 million, or $0.26 per share, as compared to $15.5 million, or $1.07 per share, for the nine months ended September 30, 2015.

Credit Quality

The Company maintains a credit watch list with borrowers placed into one of five categories based on management’s judgment of credit quality, where Clear, or 1, is the highest rating and all new loans are initially assigned a rating of White, or 2. As of September 30, 2016, the weighted average investment ranking of the Company’s debt investment portfolio was 2.05 as compared to 2.06 at the end of the prior quarter. Additional information regarding our credit rating methodology is detailed in our Form 10-Q for the period ended September 30, 2016.

The following table shows the credit rankings for the Company’s debt investments at fair value as of September 30, 2016 and as of June 30, 2016.

	As of September 30, 2016			As of June 30, 2016
(dollars in thousands) Category	Fair Value	Percentage of Debt Investment Portfolio	Number of Portfolio Companies	Fair Value	Percentage of Debt Investment Portfolio	Number of Portfolio Companies
Clear (1)	$ 61,437	21.0%	3	$ 40,140	14.0%	2
White (2)	170,279	58.2	10	205,323	71.6	13
Yellow (3)	46,264	15.8	2	26,345	9.2	1
Orange (4)	14,585	5.0	2	15,008	5.2	2
Red (5)	—	—	—	—	—	—
	$ 292,565	100.0%	17	$ 286,816	100.0%	18

Net Asset Value

As of September 30, 2016, the Company’s net assets were $214.4 million, or $13.44 per share, compared to $211.8 million, or $13.05 per share, as of June 30, 2016.

Share Repurchase Program

As part of the Company’s $25 million share repurchase program approved in October 2015 and extended to October 2017, during the quarter ended September 30, 2016, 295,744 shares were repurchased at a weighted average price of $11.41, including commissions, with a total cost of approximately $3.4 million, bringing total repurchases to 952,206 shares representing $10.9 million including commissions.

Liquidity and Capital Resources

As of September 30, 2016, the Company had total cash of $20.8 million, with available capacity of $143.0 million under its revolving credit facility. As of September 30, 2016, the Company had short term investments of $79.8 million in fair value, consisting of U.S. Treasury bills that the Company sold on October 4, 2016.

Distribution

The Company’s board of directors declared a quarterly distribution of $0.36 per share for the fourth quarter of 2016 payable on December 16, 2016, to stockholders of record as of November 30, 2016.

Subsequent Events

Since September 30, 2016:

•	The Company closed $2.5 million of additional debt commitments.
•	The Company funded $4.5 million in new investments.
•	TriplePoint Capital’s direct originations platform entered into $12.5 million of additional non-binding signed term sheets with venture growth stage companies.
•	The Company announced today that Harold Zagunis, chief financial officer, will be leaving the Company at the end of the year and the Company has commenced a search for a new chief financial officer.

Conference Call

The Company will host a conference call at 5:00 p.m. Eastern time today, November 7, 2016, to discuss its financial results for the quarter ended September 30, 2016. To listen to the call, investors and analysts should dial 1 (866) 652-5200 (domestic) or 1 (412) 317-6060 (international) and ask to join the TriplePoint Venture Growth call.  Please dial in at least five minutes before the scheduled start time.  A replay of the call will be available through December 7, 2016, by dialing 1

(877) 344-7529 (domestic) or 1 (412) 317-0088 (international) and entering conference ID 10095720.  The conference call also will be available via a live audio webcast in the investor relations section of the Company’s website, http://www.tpvg.com.  An online archive of the webcast will be available on the Company’s website for 30 days after the call.

About TriplePoint Venture Growth BDC Corp.

TriplePoint Venture Growth BDC Corp., the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. It was formed to expand the venture growth stage business segment of TriplePoint Capital LLC. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by primarily lending with warrants to venture growth stage companies focused in technology, life sciences and other high growth industries backed by a select group of leading venture capital investors. More information is available at http://www.tpvg.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. Words such as "anticipates," "expects," "intends," "plans," "will," "may," "continue," "believes," "seeks," "estimates," "would," "could," "should," "targets," "projects," and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact

Alan Oshiki or Trevor Martin

Abernathy MacGregor

212-371-5999 / 415-926-7961

aho@abmac.com / trm@abmac.com

TRIPLEPOINT VENTURE GROWTH BDC CORP

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(unaudited)

(dollars in thousands, except share data)

	September 30, 2016	December 31, 2015
Assets
Investments at fair value (amortized cost of $306,581 and $276,352, respectively)	$ 308,857	$ 271,717
Short-term investments at fair value (cost of $79,837 and $69,998, respectively)	79,829	69,995
Cash	14,497	32,451
Restricted cash	6,265	6,028
Deferred credit facility costs and other assets	4,898	2,132
Total Assets	414,346	382,323

Liabilities
Revolving credit facility payable	57,000	18,000
2020 Notes, net	53,194	52,910
Payable for U.S. Treasury bill assets	79,837	69,998
Other payables, accrued expenses, and liabilities	9,923	9,769
Total Liabilities	199,954	150,677

Net Assets	$ 214,392	$ 231,646

Preferred stock, par value $0.01 per share (50,000,000 shares authorized; no shares issued and outstanding as of September 30, 2016 and December 31, 2015)	$ —	$ —
Common stock, par value $0.01 per share (450,000,000 shares authorized; 15,957,555 and 16,302,036 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively)	160	163
Paid-in capital in excess of par value	231,248	235,205
Net investment income	52,948	34,767
Accumulated net realized losses on investments	(21,223)	(317)
Accumulated net unrealized gains (losses) on investments	2,268	(4,638)
Distributions	(51,009)	(33,534)
Net Assets	$ 214,392	$ 231,646

Net Asset Value per Share	$ 13.44	$ 14.21

TRIPLEPOINT VENTURE GROWTH BDC CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(dollars in thousands, except share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Investment Income
Interest income from investments	$ 11,207	$ 9,184	$ 31,214	$ 28,832
Other income	1,295	61	1,772	1,827
Total investment and other income	12,502	9,245	32,986	30,659

Operating Expenses
Base management fee	1,376	1,490	4,076	4,053
Income incentive fee	1,568	170	1,568	2,907
Capital gains incentive fee	—	209	—	(81)
Interest expense and amortization of fees	2,036	1,656	5,733	4,494
Administration agreement expenses	395	417	1,190	1,194
General and administrative expenses	632	632	2,238	2,181
Total Operating Expenses	6,007	4,574	14,805	14,748

Net investment income	6,495	4,671	18,181	15,911

Net realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments	1,081	—	(20,906)	(317)
Net change in unrealized gains (losses) on investments	3,859	1,044	6,906	(92)
Net realized and unrealized gains (losses) on investments	4,940	1,044	(14,000)	(409)

Net Increase in Net Assets Resulting from Operations	$ 11,435	$ 5,715	$ 4,181	$ 15,502

Basic and diluted net investment income per share	$ 0.40	$ 0.28	$ 1.12	$ 1.10
Basic and diluted net increase in net assets per share	$ 0.71	$ 0.34	$ 0.26	$ 1.07
Basic and diluted weighted average shares of common stock outstanding	16,090,942	16,648,379	16,226,677	14,524,330

WEIGHTED AVERAGE PORTFOLIO YIELD ON DEBT INVESTMENTS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015

Weighted average portfolio yield on debt investments	15.1%	17.5%	14.7%	16.7%
Coupon income	10.5%	10.7%	10.5%	10.8%
Net amortization and accretion of premiums and discounts	0.8%	0.8%	0.7%	0.7%
Net accretion of end-of-term payments	2.4%	6.0%	2.6%	3.9%
Impact of prepayments	1.4%	0.0%	0.9%	1.3%

Weighted average portfolio yield on debt investments for periods shown are the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period.

RECONCILIATION OF CORE NET INVESTMENT INCOME

(dollars in thousands, except share data)

Net Investment Income and Core Net Investment Income	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(dollars in thousands, except per share amounts)	2016	2015	2016	2015
Net Investment Income	$ 6,495	$ 4,671	$ 18,181	$ 15,911
Capital gains incentive fee	—	209	—	(81)
Core Net Investment Income	$ 6,495	$ 4,880	$ 18,181	$ 15,830

Net Investment Income per Share	$ 0.40	$ 0.28	$ 1.12	$ 1.10
Capital gains incentive fee per share	—	0.01	—	(0.01)
Core Net Investment Income per Share	$ 0.40	$ 0.29	$ 1.12	$ 1.09

For the three and nine months ended September 30, 2016, the Company had no accrued capital gains incentive fee and for the three and nine months ended September 30, 2015, the Company recorded accrued capital gains incentive fee of $0.2 million and a reversal of $0.1 million, respectively. The capital gains incentive fee accrual, as reported under generally accepted accounting principles, is calculated on the basis of net realized and unrealized gains and losses at the end of each applicable calendar year.

The actual capital gains incentive fee payable to the Company’s investment adviser is calculated and paid as of the end of each calendar year and is only based on net realized gains, if any, offset by gross unrealized depreciation for the calendar year.  No effect is given to gross unrealized appreciation in this calculation.